Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES FISCAL 2023 FOURTH QUARTER AND FULL YEAR RESULTS

TULSA, OK – September 11, 2023 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2023.

Key highlights:
•Project awards of $463.6 million and a book-to-bill ratio of 2.3 for the quarter; full fiscal year awards of $1.3 billion and a book-to-bill ratio of 1.7; highest quarterly project awards in five years
•Backlog increased by 31% to $1.1 billion compared to the third quarter of fiscal 2023, and by 85% since the start of the fiscal year; highest backlog level since June 30, 2019
•Fourth quarter revenue of $205.9 million, an increase of 10% compared to the third quarter of fiscal 2023; full fiscal year revenue of $795.0 million
•Loss per fully diluted share of $0.01 in the fourth quarter; adjusted loss per fully diluted share of $0.11(1) excluding gain on the sale of non-core assets and other non-cash items
•Adjusted EBITDA of $2.3 million(1) for the fourth quarter of fiscal 2023 compared to $(7.7) million in the third quarter of fiscal 2023

“I am extremely pleased with the progress Matrix made over the last year and excited about the prospects for the company. We ended our fiscal year on a very strong note with backlog of $1.1 billion. In the fourth quarter alone, awards of nearly $464 million resulted in a book-to-bill ratio of 2.3. The company is positioned with high quality backlog which will generate significantly improved results in fiscal 2024 and the next several years,” said John R. Hewitt, president and CEO. “As we commence work on recently awarded large capital projects, we have strong visibility into our revenue and are focused on maximizing our profitability after undergoing an internal transformation that has optimized our cost structure. Our strategic approach to end markets supported by strong tailwinds will lead to continued backlog growth and strong performance for the foreseeable future.”
Earnings Summary
Revenue of $205.9 million during the fourth quarter of fiscal 2023 was higher than revenue of $186.9 million during the third quarter of fiscal 2023 as the contribution to revenue of newly awarded projects has begun to make an impact.
Gross margin was 7.1% in the fourth quarter of fiscal 2023 compared to a gross margin of 2.4% in the third quarter of fiscal 2023. Our margins improved sequentially due to strong project execution and improved construction overhead cost recovery.
In the Storage and Terminals Solutions segment, revenue increased to $64.1 million in the fourth quarter as compared to $52.2 million in the third quarter as a result of revenue contribution from recently awarded capital projects. Gross margin of 3.2% was negatively impacted by low revenue volume, which led to the under recovery of construction overhead costs.
In the Utility and Power Infrastructure segment, revenue increased to $39.1 million in the fourth quarter compared to $35.0 million in the third quarter. Fourth quarter gross margin was 9.6%, primarily driven by strong execution on power delivery projects and a peak shaver project added to backlog during the second quarter of fiscal 2023. This segment fully recovered construction overhead costs, which contributed to margin performance.
In the Process and Industrial Facilities segment, revenue increased to $102.7 million in the fourth quarter compared to $99.7 million in the third quarter. Fourth quarter gross margin of 8.2% was negatively impacted by continued work to close out a midstream gas processing project with a reduced margin profile. This project reached mechanical completion in line with our previous forecast, and we will be demobilized in the first quarter of fiscal 2024. Other work in the segment, including refinery turnaround and maintenance, aerospace, and a renewable diesel project, which amounted to approximately 80% of segment revenue, produced a gross margin of approximately 10% on strong project execution. This segment fully recovered construction overhead costs, which contributed to margin performance.
Consolidated SG&A expenses were $17.0 million in the fourth quarter, consistent with the first three quarters of the year. The company continues to focus on cost control and expects to leverage its optimized cost structure as revenue improves.
Our effective tax rate for the fourth quarter was 9.9% compared to 2.8% in third quarter. The effective tax rates for both periods were impacted by the valuation allowance placed on all our deferred tax assets due to the existence of a cumulative loss over a three-year period.
For the fourth quarter, we had a net loss of $0.3 million, or $0.01 per share, compared to a net loss of $12.7 million, or $0.47 per share, in the third quarter. For the fourth quarter, we had an adjusted net loss of $3.1 million, or $0.11 per share, which excluded the gain on the sale of non-core assets and other non-cash items. This compares to an adjusted net loss of $8.9 million, or $0.33 per share, in the third quarter(1).
Backlog
Our backlog of $1.1 billion as of June 30, 2023 represents an 85% year-over-year increase and the largest backlog since June 30, 2019. Project awards totaled $463.6 million and $1.3 billion during the three and twelve months ended June 30, 2023, respectively, leading to book-to-bill ratios of 2.3 and 1.7 for the three and twelve-month periods, respectively. Bidding activity remains strong, and while the timing of project awards can fluctuate, we expect the trend of improving backlog to continue.
The table below summarizes our awards, book-to-bill ratios and backlog by segment for our fourth fiscal quarter and full year (in thousands, except for book-to-bill ratios):

	Three Months Ended June 30, 2023		Twelve Months Ended June 30, 2023		Backlog as of June 30, 2023
Segment:	Awards	Book-to-Bill(1)	Awards	Book-to-Bill(1)
Storage and Terminal Solutions	$41,359	0.6	$354,510	1.4	$270,659
Utility and Power Infrastructure	360,714	9.2	526,963	3.1	459,518
Process and Industrial Facilities	61,522	0.6	444,148	1.2	359,921
Total	$463,595	2.3	$1,325,621	1.7	$1,090,098

(1)Calculated by dividing project awards by revenue recognized.

Financial Position
At June 30, 2023, we had total liquidity of $92.5 million. Liquidity is comprised of $54.8 million of unrestricted cash and cash equivalents and $37.7 million of borrowing availability under the ABL Facility. At June 30, 2023, we also had $25.0 million of restricted cash to support the ABL Facility and have reduced borrowings under the facility from $15.0 million to $10.0 million.
(1)Non-GAAP Financial Measure
Adjusted loss per share is a non-GAAP financial measure that excludes restructuring costs, goodwill impairment, gain on sale of assets, the accelerated amortization of deferred debt amendment fees associated with the prior credit agreement, and the financial impact of a valuation allowance placed on our deferred tax assets. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to earnings (loss) per share.

Conference Call Details

In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, September 12, 2023, and will be simultaneously broadcast live over the Internet which can be accessed at our website at matrixservicecompany.com under Investor Relations, Events and Presentations or using this webcast link: https://edge.media-server.com/mmc/p/cxzza7y4. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification by 2020 Women on Boards, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com
Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue	$205,854	$200,719	$795,020	$707,780
Cost of revenue	191,159	199,861	764,200	708,986
Gross profit (loss)	14,695	858	30,820	(1,206)
Selling, general and administrative expenses	17,031	18,098	68,249	67,690
Goodwill impairment	—	—	12,316	18,312
Restructuring costs	261	924	3,142	646
Operating loss	(2,597)	(18,164)	(52,887)	(87,854)
Other income (expense):
Interest expense	(468)	(246)	(2,024)	(2,951)
Interest income	126	21	290	90
Other	2,566	31,898	1,860	32,432
Income (loss) before income tax expense (benefit)	(373)	13,509	(52,761)	(58,283)
Provision (benefit) for federal, state and foreign income taxes	(37)	53	(400)	5,617
Net income (loss)	$(336)	$13,456	$(52,361)	$(63,900)
Basic income (loss) per common share	$(0.01)	$0.50	$(1.94)	$(2.39)
Diluted income (loss) per common share	$(0.01)	$0.50	$(1.94)	$(2.39)
Weighted average common shares outstanding:
Basic	27,047	26,791	26,988	26,733
Diluted	27,047	26,870	26,988	26,733

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2023	June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$54,812	$52,371
Accounts receivable, less allowances (2023 - $1,061; 2022 - $1,320)	145,764	153,879
Costs and estimated earnings in excess of billings on uncompleted contracts	44,888	44,752
Inventories	7,437	9,974
Income taxes receivable	496	13,547
Prepaid expenses	5,741	4,024
Other current assets	3,118	8,865
Total current assets	262,256	287,412
Restricted cash	25,000	25,000
Property, plant and equipment - net	47,545	53,869
Operating lease right-of-use assets	21,799	22,067
Goodwill	29,120	42,135
Other intangible assets, net of accumulated amortization	3,066	4,796
Other assets, non-current	11,718	5,514
Total assets	$400,504	$440,793

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2023	June 30, 2022
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$76,365	$74,886
Billings on uncompleted contracts in excess of costs and estimated earnings	85,436	65,106
Accrued wages and benefits	13,679	21,526
Accrued insurance	5,579	6,125
Operating lease liabilities	4,661	5,715
Other accrued expenses	1,815	4,427
Total current liabilities	187,535	177,785
Deferred income taxes	26	26
Operating lease liabilities	20,660	19,904
Borrowings under asset-backed credit facility	10,000	15,000
Other liabilities, non-current	799	372
Total liabilities	219,020	213,087
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2023 and June 30, 2022; 27,047,318 and 26,790,514 shares outstanding as of June 30, 2023 and June 30, 2022, respectively	279	279
Additional paid-in capital	140,810	139,854
Retained earnings	58,917	111,278
Accumulated other comprehensive income	(8,769)	(8,175)
	191,237	243,236
Treasury stock, at cost — 840,899 and 1,097,703 shares as of June 30, 2023 and June 30, 2022, respectively	(9,753)	(15,530)
Total stockholders' equity	181,484	227,706
Total liabilities and stockholders’ equity	$400,504	$440,793

Results of Operations
(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
Three Months Ended June 30, 2023
Gross revenue	$66,953	$39,075	$102,844	$—	208,872
Less: inter-segment revenue	2,874	—	144	—	3,018
Consolidated revenue	64,079	39,075	102,700	—	205,854
Gross profit	2,067	3,770	8,397	461	14,695
Selling, general and administrative expenses	4,712	1,651	3,601	7,067	17,031
Restructuring costs	(15)	—	169	107	261
Operating income (loss)	$(2,630)	$2,119	$4,627	$(6,713)	(2,597)

Three Months Ended June 30, 2022
Gross revenue	$61,086	$48,795	$91,656	$—	$201,537
Less: inter-segment revenue	818	—	—	—	818
Consolidated revenue	60,268	48,795	91,656	—	200,719
Gross profit (loss)	478	(1,497)	2,607	(730)	858
Selling, general and administrative expenses	4,434	2,662	3,754	7,248	18,098
Restructuring costs	37	41	28	818	924
Operating loss	$(3,993)	$(4,200)	$(1,175)	$(8,796)	$(18,164)

Twelve Months Ended June 30, 2023
Gross revenue	$261,244	$169,558	$370,076	$—	$800,878
Less: inter-segment revenue	5,551	54	253	—	5,858
Consolidated revenue	255,693	169,504	369,823	—	795,020
Gross profit (loss)	10,470	10,699	10,756	(1,105)	30,820
Selling, general and administrative expenses	20,054	7,045	14,909	26,241	68,249
Goodwill impairment and restructuring costs	969	37	13,288	1,164	15,458
Operating income (loss)	$(10,553)	$3,617	$(17,441)	$(28,510)	$(52,887)

Twelve Months Ended June 30, 2022
Gross revenue	$236,260	$220,093	$258,497	$—	$714,850
Less: inter-segment revenue	3,421	—	3,649	—	7,070
Consolidated revenue	232,839	220,093	254,848	—	707,780
Gross profit (loss)	262	(8,586)	9,270	(2,152)	(1,206)
Selling, general and administrative expenses	17,284	11,771	12,506	26,129	67,690
Goodwill impairment and restructuring costs	7,330	2,746	6,867	2,015	18,958
Operating loss	$(24,352)	$(23,103)	$(10,103)	$(30,296)	$(87,854)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended June 30, 2023

The following table provides a summary of changes in our backlog for the three months ended June 30, 2023:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of March 31, 2023	$293,379	$137,879	$401,099	$832,357
Project awards	41,359	360,714	61,522	463,595
Revenue recognized	(64,079)	(39,075)	(102,700)	(205,854)
Backlog as of June 30, 2023	$270,659	$459,518	$359,921	$1,090,098
Book-to-bill ratio(1)	0.6	9.2	0.6	2.3

(1)Calculated by dividing project awards by revenue recognized.
Twelve Months Ended June 30, 2023

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2023:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2022	$195,114	$102,059	$292,287	$589,460
Project awards	354,510	526,963	444,148	1,325,621
Other adjustment(1)	(23,272)	—	(6,691)	(29,963)
Revenue recognized	(255,693)	(169,504)	(369,823)	(795,020)
Backlog as of June 30, 2023	$270,659	$459,518	$359,921	$1,090,098
Book-to-bill ratio(2)	1.4	3.1	1.2	1.7

(1)Backlog was reduced by $30.0 million to account for a reduction of work available to us in an existing facility upgrade and service program.
(2)Calculated by dividing project awards by revenue recognized.

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Net Income (Loss) to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income (loss), as reported	$(336)	$13,456	$(52,361)	$(63,900)
Restructuring costs incurred	261	924	3,142	646
Goodwill impairment	—	—	12,316	18,312
Gain on sale of assets(2)	(2,905)	(32,392)	(2,905)	(32,392)
Accelerated amortization of deferred debt amendment fees(3)	—	—	—	1,518
Deferred tax valuation allowance(4)	(752)	(3,926)	12,595	17,943
Tax impact of adjustments and other net tax items	681	8,100	(3,231)	4,464
Adjusted net loss	$(3,051)	$(13,838)	$(30,444)	$(53,409)

Earnings (loss) per fully diluted share, as reported	$(0.01)	$0.50	$(1.94)	$(2.39)
Adjusted loss per fully diluted share	$(0.11)	$(0.52)	$(1.13)	$(2.00)

(1)This table presents non-GAAP financial measures of our adjusted net loss and adjusted loss per fully diluted share for fiscal 2023, 2022 and 2021. The most directly comparable financial measures are net income (loss) and earnings (loss) per fully diluted share, respectively, presented in the Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net loss and adjusted loss per fully diluted share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.
(2)In fiscal 2023, we booked a $2.9 million gain on the sale of our industrial cleaning business in the fourth quarter of fiscal 2023. In fiscal 2022, we booked a $32.4 million gain on the sale-leaseback of our regional office and fabrication and warehouse facility located in Orange, California.
(3)Interest expense in fiscal 2022 included $1.5 million of accelerated amortization of deferred debt amendment fees.
(4)We placed a valuation allowance on our deferred tax assets in the second quarter of fiscal 2022 due to the existence of a cumulative loss over a three-year period. We will continue to place valuation allowances on newly generated deferred tax assets and will realize the benefit associated with the deferred tax assets for which the valuation allowance has been provided to the extent we generate taxable income in the future, or cumulative losses are no longer present and our future projections for growth or tax planning strategies are demonstrated.

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

	Three Months Ended		Twelve Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands)
Net income (loss)	$(336)	$13,456	$(52,361)	$(63,900)
Goodwill impairment	—	—	12,316	18,312
Gain on sale of assets(2)	(2,905)	(32,392)	(2,905)	(32,392)
Restructuring costs	261	924	3,142	646
Stock-based compensation	1,637	2,054	6,791	7,877
Interest expense	468	246	2,024	2,951
Provision (benefit) for federal, state and foreign income taxes	(37)	53	(400)	5,617
Depreciation and amortization	3,195	3,697	13,694	15,254
Adjusted EBITDA	$2,283	$(11,962)	$(17,699)	$(45,635)

(1)This table presents Adjusted EBITDA, which we define as net loss before goodwill impairments, gain on sale of assets, restructuring costs, stock-based compensation, interest expense, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net income (loss)” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include impairments to goodwill. While impairments to intangible assets are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.

•It does not include gain on sale of assets. While the sale occurred outside the normal course of business and similar sales are not expected to be recurring or sustainable, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.

•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

(2)In fiscal 2023, we booked a $2.9 million gain on the sale of our industrial cleaning business in the fourth quarter of fiscal 2023. In fiscal 2022, we booked a $32.4 million gain on the sale-leaseback of our regional office and fabrication and warehouse facility located in Orange, California.